Exhibit 99.1

Rigel Announces First Quarter 2012 Financial Results

South San Francisco, Calif. — May 1, 2012 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the first quarter ended March 31, 2012.

For the first quarter of 2012, Rigel reported a net loss of $23.2 million, or $0.32 per share, compared to a net loss of $20.8 million, or $0.40 per share, in the first quarter of 2011. Weighted average shares outstanding for the first quarters of 2012 and 2011 were 71.4 million and 52.3 million, respectively.

Contract revenue from collaborations in the first quarter of 2012 was comprised of a $750,000 payment from Daiichi Sankyo related to Rigel’s existing collaboration agreement with them.  This payment relates to an oncology compound in pre-clinical testing at Daiichi Sankyo.  There was no contract revenue from collaborations reported in the first quarter of 2011.

Rigel reported total operating expenses of $24.1 million in the first quarter of 2012, compared to $20.9 million in the first quarter of 2011. The increase in operating expenses was primarily due to the increase in research and development expenses in Rigel’s clinical research programs.  The largest increase was related to R343, an inhaled SYK inhibitor for asthma, that is expected to commence a Phase 2 clinical trial this summer.

As of March 31, 2012, Rigel had cash, cash equivalents and available for sale securities of $223.3 million, compared to $247.6 million as of December 31, 2011.  Rigel expects to end 2012 with cash, cash equivalents and available for sale securities in excess of $140.0 million, which is expected to be sufficient to fund operations into 2014.

“We are very pleased with the pace and strength of Rigel’s product development as progress continues in our three active clinical programs, and as we prepare to initiate Phase 2 studies in both asthma and discoid lupus in the next few months,” said James M. Gower, chairman and chief executive officer of Rigel.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Current product development programs include: fostamatinib, an oral SYK inhibitor that is in Phase 3 clinical trials for rheumatoid arthritis with

Rigel’s collaboration partner AstraZeneca; R343, an inhaled SYK inhibitor that has completed Phase 1 clinical trials for asthma; R333, a topical JAK/SYK inhibitor for discoid lupus; and R548, an oral JAK3 inhibitor for the treatment of transplant rejection and other immune disorders.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s future product candidate pipeline and strategy, the potential uses and efficacy of Rigel’s product candidates, the progress of Rigel’s product development programs, including the timing of commencement and results thereof, the timing and design of its future clinical trials and potential milestones and regulatory filings associated with Rigel’s product candidates, Rigel’s corporate collaborations, and revenues that may be received from collaborations and the timing of those potential payments, and the future expected amount and sufficiency of Rigel’s cash resources. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plan,” “expect,” “potential,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks associated with Rigel’s need for additional capital, the timing and success of preclinical studies and clinical trials and the potential problems that may arise in the research and development and approval process, market competition, risks associated with Rigel’s partnerships, including risks that if conflicts arise between Rigel’s and its partners, risks that the clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated, as well as other risks detailed from time to time in Rigel’s reports with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Revenues:
Contract revenues	$750	$—

Operating expenses:
Research and development (see Note A)	17,904	15,106
General and administrative (see Note A)	6,156	5,754
Total operating expenses	24,060	20,860

Loss from operations	(23,310)	(20,860)
Interest income, net	136	79

Net loss	$(23,174)	$(20,781)

Net loss per share, basic and diluted	$(0.32)	$(0.40)

Weighted-average shares used in computing net loss per share, basic and diluted	71,422	52,275

Note A

Stock-based compensation expense included in:
Research and development	$1,712	$2,513
General and administrative	1,386	1,324
	$3,098	$3,837

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2012	2011 (1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$223,300	$247,640
Total assets	233,911	257,106
Stockholders’ equity	216,580	236,149

(1) Derived from audited financial statements